Exhibit 99.1

Brian Smith

ESI

503-672-5760

smithb@esi.com

ESI Announces First Quarter Fiscal 2012 Results

Orders Increase to $99 Million

PORTLAND, Ore. – July 26, 2011 – Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading supplier of innovative laser-based manufacturing solutions for the microtechnology industry, today announced results for its fiscal 2012 first quarter ended July 2, 2011. Financial measures are provided on both a GAAP and non-GAAP basis, which excludes the impact of purchase accounting, equity compensation and non-recurring items.

Revenue in the first quarter was $77.0 million, compared to $71.6 million in the fourth quarter of 2011 and $58.5 million in the first quarter of last fiscal year. On a GAAP basis, net income was $5.9 million or $0.20 per diluted share, compared to $6.0 million or $0.21 per diluted share in the prior quarter. On a non-GAAP basis, excluding the impact of purchase accounting, equity compensation, gain on auction rate securities and other non-recurring items, first quarter net income was $7.9 million or $0.27 per diluted share, compared to $6.5 million or $0.22 per diluted share in the fourth quarter of fiscal 2011.

“The first quarter was a strong start to our fiscal year,” stated Nick Konidaris, president and CEO of ESI. “Revenues increased 8% sequentially and 32% over last year’s first quarter.”

Orders for the first quarter were $98.9 million, compared to $72.5 million in the prior quarter and up from $64.1 million in the corresponding quarter last year. Konidaris continued, “Record orders in our Interconnect and Micromachining Group, which included a large micromachining order, and strength in our Semiconductor business drove overall orders significantly higher.”

Gross margin at 44% was the same as last quarter but up from 37% last year. Operating expenses increased sequentially driven by timing of stock compensation expense and non-recurring costs related to legal proceedings. Non-GAAP operating expenses, which exclude purchase accounting, stock compensation and non-recurring items, decreased from $23.7 million to $23.1 million. Non-GAAP operating income was $11.3 million, or 15% of sales, up from $8.3 million or 12% of sales in the fourth quarter.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2012 Results

“We were pleased with the improvement in non-GAAP profitability as we were able to grow sales on lower non-GAAP expenses for the quarter,” continued Konidaris.

Balance Sheet and Cash Flow

At quarter end, cash and investments including restricted cash totaled $199 million. Cash usage from operations was $10.9 million during the first quarter, primarily a result of working capital investments related to increased shipments both in the first quarter and next quarter. In addition, during the quarter the company sold its remaining auction rate securities for approximately $6.5 million, resulting in a pre-tax non-operating gain of approximately $2.7 million.

New LED Solutions Suite Announced

Earlier this month at the Semicon West trade show, ESI announced its new and expanded suite of LED manufacturing systems and applications. The new state-of-the-art products deliver the industry’s highest light output LED wafer scribing, the most advanced LED packaging solution, and the highest throughput, highest accuracy packaged LED test.

Q2 2012 Outlook

Based on current business conditions and revenue related to the large order received in the first quarter, ESI expects revenues for the second quarter of fiscal 2012 to be in the $90 million range. For the year, the company now expects revenues at the high end of previous growth projections of 15-25%. Second quarter non-GAAP earnings per share are expected to be $0.35 to $0.40 excluding the impact of purchase accounting, equity compensation and non-recurring items.

Konidaris concluded, “I am pleased with our financial results in the first quarter, continued success in our micromachining business, and opportunities for growth as we expand into high-growth markets such as LED manufacturing and test as well as 3D chip packaging. We believe we are positioned well for continued success moving forward based on the strength of ESI’s portfolio, presence in the right growth markets, and strong customer relationships.”

The company will hold a conference call today at 5:00 p.m. EDT. The session will include a review of the financial results, operational performance and business outlook, and also a question and answer period.

The conference call can be accessed by calling 800-688-0796 (domestic participants) or 617-614-4070 (international participants). The conference ID number is 14435174. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through August 5, 2011, at 888-286-8010 (domestic participants) or 617-801-6888 (international participants), passcode 49938256. The webcast will be available on ESI’s website for one year.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2012 Results

Discussion of Non-GAAP Financial Measures

In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of purchase accounting, equity compensation, legal settlement costs, sale of auction rate securities and other non-recurring items. We believe that this presentation of non-GAAP financial measures allows investors to better assess the company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About ESI

ESI is a leading supplier of innovative laser-based manufacturing solutions for the microtechnology industry. Our systems enable precise structuring and testing of micron to submicron features in semiconductors, electronic devices, LEDs and other high-value components. We partner with our customers to make breakthrough technologies possible in the semiconductor, microelectronics and other emerging industries. Founded in 1944, ESI is headquartered in Portland, Ore, with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

Forward-Looking Statements

This press release includes forward-looking statements about the markets we serve, revenue, new products and markets, and earnings per share. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the health of the financial markets and availability of credit for end customers and related effect on the global economy; the volatility associated with the semiconductor industry which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the risk that the company may not be able to ship products on the schedule required by customers, whether as a result of production delays, supply delays, or otherwise; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that large orders and related revenues may not be repeated; the company’s need to continue investing in research and development; the company’s ability to hire and retain key employees; the company’s ability to create and sustain intellectual property protection around its products; the risk that competing or alternative technologies could reduce demand for our products; foreign currency fluctuations; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2012 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2012 Results

(In thousands, except per share data)

(Unaudited)

	Fiscal quarter ended
	Jul 2, 2011	Apr 2, 2011	Jul 3, 2010
Operating Results:
Net sales	$77,046	$71,577	$58,471
Cost of sales	43,286	40,129	36,998

Gross profit	33,760	31,448	21,473

Operating expenses:
Selling, service and administration	16,496	15,199	12,845
Research, development and engineering	11,234	10,457	10,211
Legal settlement costs	550	56	—
Restructuring costs	—	(30)	—

Net operating expenses	28,280	25,682	23,056

Operating income (loss)	5,480	5,766	(1,583)

Non-operating income (expense):
Sale of previously impaired auction rate securities	2,729	708	—
Interest and other (expense) income, net	(137)	(18)	58

Total non-operating income	2,592	690	58

Income (loss) before income taxes	8,072	6,456	(1,525)
Provision for (benefit from) income taxes	2,159	463	(1,726)

Net income	$5,913	$5,993	$201

Net income per share - basic	$0.21	$0.21	$0.01

Net income per share - diluted	$0.20	$0.21	$0.01

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2012 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2012 Results

(Amounts in thousands)

(Unaudited)

Financial Position As Of:

	Jul 2, 2011	Apr 2, 2011
Assets
Current assets:
Cash and cash equivalents	$88,331	$116,412
Restricted cash	22,269	10,769
Short-term investments	88,546	69,245

Total cash, restricted cash and investments	199,146	196,426

Trade receivables, net	60,531	44,100
Inventories	71,982	65,362
Shipped systems pending acceptance	6,446	5,289
Deferred income taxes, net	9,667	9,892
Other current assets	6,414	6,784

Total current assets	354,186	327,853

Non-current assets:
Auction rate securities	—	5,166
Non-current investments	—	8,097
Property, plant and equipment, net	39,524	39,661
Non-current deferred income taxes, net	29,676	30,822
Goodwill	4,014	4,014
Acquired intangible assets, net	9,585	10,035
Other assets	11,942	14,519

Total assets	$448,927	$440,167

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$23,940	$18,650
Accrued liabilities	21,037	33,425
Deferred revenue	21,964	16,039

Total current liabilities	66,941	68,114

Non-current income taxes payable	9,597	9,754

Shareholders’ equity:
Preferred and common stock	158,386	153,189
Retained earnings	213,333	207,420
Accumulated other comprehensive income	670	1,690

Total shareholders’ equity	372,389	362,299

Total liabilities and shareholders’ equity	$448,927	$440,167

End of period shares outstanding	28,628	28,299

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2012 Results

Electro Scientific Industries, Inc.

Analysis of First Quarter Fiscal 2012 Results

(Dollars and shares in thousands)

(Unaudited)

	Fiscal quarter ended
	Jul 2, 2011	Apr 2, 2011	Jul 3, 2010
Sales detail:
Semiconductor Group	$18,025	$16,848	$19,057
Components Group	10,809	14,322	18,803
Interconnect/ Micromachining Group	48,212	40,407	20,611

Total	$77,046	$71,577	$58,471

Gross margin %	44%	44%	37%
Selling, service and administration expense %	21%	21%	22%
Research, development and engineering expense %	15%	15%	17%
Operating income (loss) %	7%	8%	(3%)
Effective tax rate %	27%	7%	113%
Average shares outstanding - basic	28,471	28,245	27,791
Average shares outstanding - diluted	29,262	28,956	28,212
End of period employees	684	648	597

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2012 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2012 Results

(In thousands, except per share data)

(Unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures:

	Fiscal quarter ended
	Jul 2, 2011	Apr 2, 2011	Jul 3, 2010
Gross profit per GAAP	$33,760	$31,448	$21,473
Add back:
Purchase accounting included in cost of sales	289	289	289
Equity compensation included in cost of sales	296	256	282

Total non-GAAP adjustments to gross profit	585	545	571

Non-GAAP gross profit	$34,345	$31,993	$22,044

Non-GAAP gross margin	44.6%	44.7%	37.7%

Operating expenses per GAAP	$28,280	$25,682	$23,056
Less:
Purchase accounting included in operating expenses:
Selling, service and administration	114	112	189
Research, development and engineering	47	58	36

Subtotal - purchase accounting included in operating expenses	161	170	225

Equity compensation included in operating expenses:
Selling, service and administration	3,938	1,412	2,224
Research, development and engineering	546	358	377

Subtotal - equity compensation included in operating expenses	4,484	1,770	2,601

Acquisition settlement proceeds included in operating expenses:
Selling, service and administration	—	—	(889)

Subtotal - acquisition settlement proceeds included in operating expenses	—	—	(889)

Other non-recurring items included in operating expenses:
Legal settlement costs	550	56	—
Restructuring costs	—	(30)	—

Subtotal - other non-recurring items included in operating expenses	550	26	—

Total non-GAAP adjustments to operating expenses	5,195	1,966	1,937

Non-GAAP operating expenses	$23,085	$23,716	$21,119

Operating income (loss) per GAAP	$5,480	$5,766	$(1,583)
Non-GAAP adjustments to gross profit	585	545	571
Non-GAAP adjustments to operating expenses	5,195	1,966	1,937

Non-GAAP operating income	$11,260	$8,277	$925

Non-operating income, net per GAAP	$2,592	$690	$58
Non-GAAP adjustment for sale of previously impaired auction rate securities	(2,729)	(708)	—
Non-GAAP adjustment for other litigation related costs	59	—	—

Non-GAAP non-operating (expense) income	$(78)	$(18)	$58

Net income per GAAP	$5,913	$5,993	$201
Non-GAAP adjustments to gross profit	585	545	571
Non-GAAP adjustments to operating expenses	5,195	1,966	1,937
Non-GAAP adjustments to non-operating expense	(2,670)	(708)	—
Income tax effect of non-GAAP adjustments	(1,164)	(1,329)	(1,941)

Non-GAAP net income	$7,859	$6,467	$768

Basic Non-GAAP net income per share	$0.28	$0.23	$0.03

Diluted Non-GAAP net income per share	$0.27	$0.22	$0.03

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141

ESI Announces First Quarter Fiscal 2012 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2012 Results

(Amounts in thousands)

(Unaudited)

Condensed Consolidated Statements of Cash Flows:

	Fiscal quarter ended
	Jul 2, 2011	Apr 2, 2011	Jul 3, 2010

Net income	$5,913	$5,993	$201
Non-cash adjustments and changes in operating activities	(16,781)	23,347	14,568

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(10,868)	29,340	14,769

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(18,303)	39,405	(198)

NET CASH PROVIDED BY FINANCING ACTIVITIES	395	730	69

Effect of exchange rate changes on cash	695	(124)	250

NET CHANGE IN CASH AND CASH EQUIVALENTS	(28,081)	69,351	14,890

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	116,412	47,061	39,335

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$88,331	$116,412	$54,225

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141